                                                                     EX-99.B(11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Flag Investors Emerging Growth Fund, Inc.

We consent to the inclusion in Post-Effective Amendment No. 15 to the Registration Statement of Flag Investors Emerging Growth Fund, Inc. on Form N-1A (File No. 33-21119), of our report dated November 26, 1997 on our audit of the financial statements and financial highlights of Emerging Growth Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1997, which is included in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.

/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.
Baltimore, Maryland

February 23, 1998